Exhibit 99.1




                              FOR IMMEDIATE RELEASE

                     Balchem Corporation Announces Dividend

New Hampton, New York. December 11, 2008. Balchem Corporation (NASDAQ: BCPC) today announced that its Board of Directors has declared a dividend on its shares of common stock equal to $0.11 per share, payable on January 20, 2009 to holders of record on December 22, 2008. Dino A. Rossi, Balchem's Chairman, CEO and President stated, "As in the past, and even in these difficult economic conditions, we remain committed to rewarding our shareholders. Given our current progress and financial status, we are pleased to announce this annual dividend, consistent with the level of last year."

Segment Information

Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health. ARC Specialty Products provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma and Nutrition segment develops innovative micro encapsulation, granulation and agglomeration solutions for a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products, including encapsulated ingredients, Keyshure(R) organic trace minerals and animal grade choline to numerous animal health markets and certain derivative products into industrial applications.

Forward Looking Statements

This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2007. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.


Contact:   Frank Fitzpatrick, Chief Financial Officer
           Telephone:  845-326-5600
            e-mail:  ffitzpatrick@balchemcorp.com